Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Braze, Inc. Amended and Restated 2011 Equity Incentive Plan and to the incorporation by reference therein of our report dated June 23, 2021, with respect to the consolidated financial statements of Braze, Inc. included in its Registration Statement (Form S-1) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 17, 2021